Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 20, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of UQM Technologies, Inc. on Form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of UQM Technologies, Inc. on Forms S-8 (File No. 033-34612, File No. 033-81430, File No. 033-92288, File No. 333-101371, File No. 333-129241 and File No. 333-129251) and Forms S-3 (File No. 333-50393, File No 333-126946 and File No. 333-144835).

/s/ GRANT THORNTON LLP

Denver, Colorado

May 20, 2009